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                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                      For the Years Ended December 31,
                                                     ------------------------------------------------------------------------
                                                       2001            2000            1999            1998            1997
                                                     --------        --------        --------        --------        --------
(IN THOUSANDS)

Earnings from continuing operations
  before income taxes and extraordinary items        $ 54,011        $ 27,704        $ 46,898        $ 16,712        $ 38,906
Fixed interest charges                                196,905         212,524         170,863         153,930         117,048
                                                     --------        --------        --------        --------        --------
Earnings:
  Including fixed interest charges                    250,916         240,228         217,761         170,642         155,954
  Excluding interest expense on deposits              165,248         148,505         140,886         103,928          87,723
Fixed interest charges excluding interest
  expense on deposits                                 111,237         120,801          93,988          87,216          48,817
Ratios:
Earnings including fixed interest charges
  to fixed interest charges                              1.27            1.13            1.27            1.11            1.33
Earnings to fixed interest excluding
  interest on deposits                                   1.49            1.23            1.50            1.19            1.80
Dollar deficiency of earnings to fixed
  interest charges                                   $   0.00        $   0.00        $   0.00        $   0.00        $   0.00
                                                     ========        ========        ========        ========        ========

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